Exhibit 99.2

TransCoastal Chooses First Three PUD Locations as Core Resources Funds Joint Venture

DALLAS, TX, August 14, 2014, Newswire -- TransCoastal Corporation (OTCQB: TCEC), (“TransCoastal”), an independent energy development company, announced today that they, on behalf of the joint venture with Core Resource Management Inc. (“Core”) have chosen the first three well locations and the joint venture has received Core's capital contribution in the amount of $1,425,000 which has provided sufficient working capital to drill and complete the first three wells.

The three locations, known as the LJL Farms 223, 226 and 227, were handpicked by TransCoastal’s management team based upon the historical success of their recent completions and currently producing wells in the same field. The anticipated spud date for the first well is early September.

“We are excited about this new drilling partnership. If these three wells come in anything like the wells we drilled last year in this same field, it will be a great start for both companies,” said Andy Westmoreland, President of Operations for TransCoastal. “We are eager to begin drilling these new wells.”

About TransCoastal:

TransCoastal Corporation is an independent oil & gas company formed in August 1998 and headquartered in Dallas, Texas. Since inception, TransCoastal's growth has focused on the acquisition of producing oil and gas properties. The Company's strategy is driven by exploitation opportunities of proven yet underdeveloped mature oil and gas fields, which possess long-life reserve potential with low risk development opportunities. For further information on the Company, please visit TransCoastal’s website at www.TransCoastal.net.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the company's success in drilling, the company's ability to fund the company's planned capital investments; the company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). Investors are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Corporate Contact

TransCoastal Corporation
Derrick May, 972-818-0720